Exhibit 16.1

August 27, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by INX Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of INX Inc. dated August 24, 2010.  We agree with the statements concerning our Firm in such Form 8-K.  We have no basis to agree or disagree and make no comment on any of the statements included in Item (b) of that Form 8-K.

Very truly yours,

/s/PricewaterhouseCoopers LLP